Exhibit 10.50

May 1, 2002

Via Telecopy (561) 589-3779

eMerge Interactive, Inc.
10305 102nd Terrace
Sebastian, Florida 32958
Attention: Mr. Reid Johnson

Re:
Termination of Financing Agreement (“Loan Agreement”), dated August 24, 2001, among eMerge Interactive, Inc. (“Borrower”), The CIT Group/Business Credit, Inc., in its capacity as agent (“Agent”) and as a lender.

Dear Mr. Johnson,

Reference is made to the Loan Agreement. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Financing Agreement.

Agent has been informed that Borrower intends to terminate the Loan Agreement as of May 1, 2002 (the “Termination Date”) and to satisfy in full all loans and other non-contingent obligations of Borrower to Agent outstanding on the effective date of such termination (collectively, the “ Obligations”), including, but not limited to, all principal, interest, legal fees and other charges outstanding or payable under the Loan Agreement in the amounts set forth in the following paragraph. Borrower has advised Agent that satisfaction of the Obligations will be effected by the wire transfer to Agent of immediately available funds in an amount sufficient to satisfy the full amount of the Obligations on the date of payment.

To the end of facilitating Borrower’s wire transfer of funds on the Termination Date to satisfy the Obligations, please be advised that the total Obligations as of the date hereof consist of the following:

1.	Principal Balance	$ 0

2.	Audit expense	$ 7,654.00

3.	Prepayment fees or termination charges	$425,000.00

4.	Legal fees	$ 10,000.00

5.	Unused Line Fee/Float day charges/Wire fees	$ 4,735.75

	TOTAL	$447,389.75

Borrower has requested Agent’s consent to Borrower’s sale and transfer on or about the date hereof of the “Chilton Cattle Order Buying Assets” comprised of 196 acres of real property located at 100 Old Martin Road, Chilton, Texas, and associated equipment, furniture, and fixtures and the “rollover business” conducted thereon (the “Proposed Sale”). Subject to the remittance to Agent of the net proceeds of the Proposed Sale in the amount of $400,000 for application to the Obligations, Agent consents to such sale and transfer of the Chilton Cattle Order Buying Assets as contemplated by the Proposed Sale.

Agent agrees that its liens and security interests in the assets of Borrower shall terminate and Agent shall promptly return to Borrower an expense deposit of approximately $22,000 and the originals of the Participant Letters of Credit if and when Agent receives (a) confirmation that Agent has received a wire transfer from Borrower of immediately available federal funds, for the account of Agent, in the full amount of the Obligations outstanding on the date of Agent’s confirmation of receipt of such funds, and (b) a copy of this letter fully executed by Borrower.

No termination of Agent’s liens and security interests in Borrower’s assets shall operate to terminate or impair Borrower’s indemnifications of Agent under the Loan Agreement or otherwise, which shall survive such termination.

Instructions for the wire transfer of funds by Borrower to Agent are as follows:

JP Morgan Chase New York
ABA # 021000021
For the account of
The CIT Group/Business Credit
Account # 144026613
Reference: eMerge Interactive

By its acceptance hereof, Borrower acknowledges and agrees that (a) Agent reserves all of its rights with respect to each automated clearinghouse transfer (“ACH”) and each check and other instrument or payment item received by Agent from Borrower or any of Borrower’s account debtors prior to full payment of the Obligations as contemplated hereby (such checks, instruments or other payment items being collectively called “Checks”); (b) Agent has credited to Borrower’s account the amount of all such ACH transfers and the face amount of all such Checks, but Agent has not yet received full and final credit or payment therefore; and (c) Borrower shall reimburse and pay to Agent, promptly after Agent’s demand therefore made at any time within sixty (60) days after the date hereof, in immediately available funds, the amount of any ACH transfer and the full face amount of any Check that is hereafter dishonored or returned to Agent or remains unpaid for any reason plus any bank charges and all other reasonable costs incurred by Agent that arise as a result of any such dishonor or return.

When accepted by Borrower, the foregoing shall constitute an agreement made in, and governed by the internal laws of the State of Georgia.

Very truly yours, THE CIT GROUP/BUSINESS CREDIT, INC (“Agent”)

By:	/s/ ELLIOT HARRIS
Title:	Vice President

The above and foregoing is acknowledged, accepted and agreed to:

EMERGE INTERACIVE, INC. (“Borrower”)

By:	/s/ REID JOHNSON
Title:	CFO